UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2017

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55288	99-0371375
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9801 Research Drive, Irvine, California 92618

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer

Effective June 20, 2017, Mr. Christopher Carmichael was appointed interim Chief Executive Officer of the Company. Mr. Carmichael replaces Nicholas Mitsakos who resigned in August of 2016.

Mr. Carmichael’s employment agreement reflects similar terms as has been previously disclosed.

Mr. Carmichael was the President and Chief Executive Officer of Ubiquity Broadcasting Corporation (Ubiquity, Inc) from May 20, 2009 to June 9, 2016. On September 30, 2006, Mr. Carmichael was employed by Ubiquity Holdings to be the Creative Director, and when Ubiquity Holdings became Ubiquity Broadcasting Corporation in February of 2007 he remained as the Creative director until taking the position of President and CEO. Mr. Carmichael was the United States Surfing Champion from 1969 through 1971 and became a premier apparel designer in the United States, while working in marketing and film production. Mr. Carmichael is frequently described as a visionary. He was voted one of the Top Ten designers of Men’s Apparel in the United States, in Sports Style Magazine published by Fairchild Publications in 1983, and is an expert in design, marketing, and distribution. Mr. Carmichael has extensive experience in the film industry, working for numerous television shows while working with Grammy and Emmy Award winning artists and producers such as Steve Sabol at NFL Films. He has produced several television commercials and in 1978, he won a “Clio” award for an RC Cola Commercial. Mr. Carmichael turned his attention to the internet industry in early 1997. Early on he realized the need for design and technology innovation, he invented the “Sprocket” and coauthored the company’s other patents such as “Compression,” “Lifestyle Portal,” “Immersive Advertising,” and “B2B,” to name a few.

Item 8.01. Other Events

On June 22, 2017, the Company issued a press release. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press release, dated June 22, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2017

UBIQUITY, INC.

	By:	/s/ Brenden Garrison
Brenden Garrison,
Chief Financial Officer

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